                                                                    EXHIBIT 11.1

                 HOLLYWOOD CASINO CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE (LOSS) INCOME

                                                           YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------------------
                                        1998        1997 (2)         1996           1995          1994
                                    ------------  -------------  -------------  -------------  -----------
Calculation of (loss) income:
 Net (loss) income before
   extraordinary items              $(1,269,000)  $(17,132,000)  $(55,293,000)  $  6,520,000   $ 1,744,000
 Extraordinary items                   (336,000)      (215,000)             -    (23,808,000)      126,000
                                    -----------   ------------   ------------   ------------   -----------

Net (loss) income to common
 stockholders                       $(1,605,000)  $(17,347,000)  $(55,293,000)  $(17,288,000)  $ 1,870,000
                                    ===========   ============   ============   ============   ===========

Calculation of number of shares:
 Weighted average shares
   outstanding used for basic
   per share calculation             24,946,000     24,833,000     24,721,000     24,602,000    23,490,000

 Weighted average options
   outstanding (1)                            -              -              -        248,000       575,000
 Weighted average warrants
   outstanding (1)                            -              -              -              -       786,000
                                    -----------   ------------   ------------   ------------   -----------

Weighted average shares
  outstanding used for diluted
  per share calculation              24,946,000     24,833,000     24,721,000     24,850,000    24,851,000
                                    ===========   ============   ============   ============   ===========

Basic per share data:
 Net (loss) income to commons
   stockholders before
   extraordinary items              $     (0.05)  $      (0.69)  $      (2.24)  $       0.27   $      0.07
 Extraordinary items                      (0.01)         (0.01)             -          (0.97)         0.01
                                    -----------   ------------   ------------   ------------   -----------

Net (loss) income to common
  stockholders                      $     (0.06)  $      (0.70)  $      (2.24)  $      (0.70)  $      0.08
                                    ===========   ============   ============   ============   ===========

 Diluted per share data:
   Net (loss) income to
    common stockholders
   before extraordinary items       $     (0.05)  $      (0.69)  $      (2.24)  $       0.26   $      0.07
 Extraordinary items                      (0.01)         (0.01)             -          (0.96)         0.01
                                    -----------   ------------   ------------   ------------   -----------

 Net (loss) income to common
   stockholders                     $     (0.06)  $      (0.70)  $      (2.24)  $      (0.70)  $      0.08
                                    ===========   ============   ============   ============   ===========

________________
(1)  Not included for loss periods as the effect would be antidilutive.
(2) Restated to reflect the modification of taxes resulting from the distribution of the common stock of Greate Bay Casino Corporation--see Note 3 of Notes to Consolidated Financial Statements of HCC.